Exhibit 5.1

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One Summerlin 1980 Festival Plaza Drive, Suite 900 Las Vegas, NV 89135-2958 TEL 702.471.7000 FAX 702.471.7070 www.ballardspahr.com

June 27, 2022

Meta Materials Inc.

1 Research Drive

Dartmouth, Nova Scotia, Canada B2Y 4M9

Re:	Meta Materials Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Meta Materials Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-                    ) filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 27, 2022 pursuant to Rule 462(b), and as further amended or supplemented from time to time to the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the sale of an aggregate of $2,328,318.38 of (1) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (2) warrants to purchase shares of Common Stock (the “Warrants”) and (3) shares of Common Stock issuable upon exercise of the Warrants (together with the Shares and the Warrants, the “Securities”).

We have examined, and relied upon the accuracy of factual matters contained in, as applicable, executed original or counterparts of the following documents: (a) the Restated Articles of Incorporation of the Company filed with the Nevada Secretary of State on June 24, 2021, as amended (the “Articles”); (b) the Company’s Amended and Restated Bylaws dated October 26, 2016; (c) the resolutions adopted by the Company’s board of directors (including any committee thereof) authorizing, amongst other items, the issuance and sale of the Securities pursuant to the Registration Statement; and (d) the Registration Statement. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

Meta Materials Inc.

June 27, 2022

1.    With respect to any offering of Common Stock by the Company pursuant to the Registration Statement (the “Offered Common Stock”), when, as and if (a) the Board of Directors or any duly appointed pricing committee has taken all necessary corporate action to fix and determine the terms of the Offered Common Stock and authorize their issuance and sale in accordance with the Articles, including the reservation of a sufficient number of shares of Common Stock; (b) certificates representing the shares of the Offered Common Stock have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to the purchasers thereof; and (c) the Company receives consideration per share of the Offered Common Stock in such amount as may be determined by the Board of Directors or any duly appointed pricing committee (including any Offered Common Stock duly issued upon exchange, exercise or conversion of any Warrants that are exchangeable, exercisable or convertible into Offered Common Stock), the issuance and sale of the shares of Offered Common Stock will have been duly authorized, validly issued, fully paid and non-assessable; and

2.    With respect to any offering of Warrants by the Company pursuant to the Registration Statement (the “Offered Warrants”), when, as and if (a) specifically authorized for issuance by the Board of Directors or any duly appointed pricing committee, including the reservation of a sufficient number of shares of Common Stock or Preferred Stock issuable upon exchange, exercise or conversion of any such Offered Warrants; (b) the terms of the Offered Warrants, any warrant agreement, and the Offered Warrants have been duly authorized, executed, and delivered by the parties thereto and/or their authorized officers; (c) the terms of the Offered Warrants and their issuance and sale have been duly established in conformity with any such warrant agreement and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement and restriction imposed by any court or governmental body having jurisdiction over the Company; (d) the Offered Warrants have been duly executed and countersigned in accordance with any such warrant agreement or held in global form, and issued and sold as contemplated by the Registration Statement; and (e) the Company has received consideration for the Offered Warrants provided for in the resolutions of the Board of Directors or any duly appointed pricing committee, then such Offered Warrants will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

This opinion is limited to the present laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction, of the United States of America, or to any state “Blue Sky” laws and regulations, and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion letter as an exhibit the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP

Ballard Spahr LLP